UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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FirstCash, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 8, 2017

To Our Stockholders:

We cordially invite you to attend the Annual Meeting of Stockholders of FirstCash, Inc. (the “Company”). Our 2017 Annual Meeting will be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Thursday, June 8, 2017, for the following purposes:

1.	To elect Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen as directors of the Company;

2.	To ratify the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017;

3.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers;

4.	To vote on a non-binding recommendation regarding the frequency of advisory votes (whether every one, two or three years) on executive compensation; and

5.	To transact such other business as may properly come before the meeting.

You should read with care the attached Proxy Statement, which contains detailed information about these proposals. As in previous years, the Company will furnish proxy materials to its stockholders primarily through the Internet. The Company will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to most of its stockholders, which will contain instructions on how to access proxy materials on the Internet and vote. The Notice will also describe how to request a paper copy of proxy materials or electronic delivery of materials via e-mail, free of charge. Stockholders who have previously elected delivery of the Company’s proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically. Stockholders who have previously elected to receive a paper copy of the Company’s proxy materials will receive a full paper set of these materials by mail.

Common stockholders of record at the close of business on April 17, 2017 will be entitled to notice of and to vote at the meeting.

Your vote is important, and accordingly, we urge you to complete the on-line voting procedures as described on the proxy card or you can sign, date and return the proxy card in the enclosed postage-paid envelope. The fact that you have voted on-line or returned your proxy in advance will in no way affect your right to vote in person should you attend the meeting. However, by signing and returning the proxy, you have assured representation of your shares at the Annual Meeting of Stockholders.

We hope that you will be able to join us on June 8.

Very truly yours,

Fort Worth, Texas	Rick L. Wessel
April 28, 2017	Vice-Chairman of the Board and Chief Executive Officer

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of FirstCash, Inc., a Delaware corporation (the “Company”), for use at the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT, on Thursday, June 8, 2017, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2016 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 28, 2017, and a Notice of Internet Availability to all other stockholders on or about April 28, 2017.

The close of business on April 17, 2017 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 48,302,192 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted as present for the purposes of determining the presence of a quorum.

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares by providing them with voting instructions.

If you do not provide voting instructions to your broker, bank or other nominee, the voting of your shares by the bank, broker or other nominee is governed by the rules of the New York Stock Exchange (the “NYSE”). These rules allow banks, brokers and other nominees to vote shares in their discretion on “routine” matters for which the “beneficial holder” does not provide voting instructions. On matters considered “non-routine,” banks, brokers and other nominees may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

If you do not instruct your bank, brokerage firm or other nominee in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank, brokerage firm or other nominee cannot vote your shares on the following proposals: “Proposal 1 - Election of Directors,” “Proposal 3 - Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers,” or “Proposal 4 - Advisory Vote on Frequency of Advisory Votes on Executive Compensation,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Proposal 1 — Election of Directors. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the election of directors under Proposal 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of the Company’s independent public accountants under Proposal 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Since this proposal is considered a routine matter, brokers will be permitted to vote instructed shares as to this proposal, and there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as votes against Proposal 2.

Proposal 3 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is voted in favor of the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved. Abstentions will have the same effect as votes against Proposal 3.

Proposal 4 — Advisory Vote on Frequency of Advisory Votes on Executive Compensation. With respect to Proposal 4, the frequency option (whether every one, two or three years) receiving the most affirmative votes of all the votes cast in person or by proxy at the Annual Meeting will be the one deemed approved by the stockholders. Abstentions and broker non-votes will have no effect in determining whether any frequency option in the proposal has been approved.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been entitled to vote on such a proposal, and will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting, or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the Internet or by telephone. The proxy card the Company mails you will instruct you on how to vote over the Internet or by telephone. If you hold your shares in an account through a broker, bank or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker, bank or nominee provides to you or as your broker or nominee otherwise instructs.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted to: (i) ELECT MESSRS. DANIEL E. BERCE, MIKEL D. FAULKNER AND RANDEL G. OWEN AS DIRECTORS; (ii) RATIFY THE SELECTION OF RSM US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2017; (iii) APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; (iv) APPROVE THE ADVISORY PROPOSAL THAT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION OCCUR ANNUALLY; AND (v) TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

COMPANY OVERVIEW AND ANNUAL REPORT

Company Overview

FirstCash is a leading operator of retail-based pawn stores in the United States and Latin America. As of March 31, 2017, the Company had 2,090 locations, consisting of 1,124 stores across 26 U.S. states, 920 stores across 32 states in Mexico, 33 stores in Guatemala and 13 stores in El Salvador. The Company has over 16,200 employees, including approximately 8,000 employees located in the U.S. and 8,200 located in Latin America.

The Company’s primary business is the operation of full-service pawn stores which make small pawn loans secured by personal property such as consumer electronics, jewelry, power tools, household appliances, sporting goods and musical instruments. These pawn stores generate significant retail sales from the merchandise acquired through collateral forfeitures and over-the-counter purchases from customers. In addition, some of the Company’s pawn stores offer small unsecured consumer loans or credit services products. The Company’s strategy is to focus on growing its full-service pawn operations in the United States and Latin America through new store openings and strategic acquisitions.

On September 1, 2016, the Company completed a stock-for-stock merger of equals (the “Merger”) with Cash America International, Inc. (“Cash America”). In conjunction with the closing of the Merger, the Company changed its name to FirstCash, Inc. and transferred the listing of its common stock from the NASDAQ Global Select Market to the New York Stock Exchange (“NYSE”) under the ticker symbol “FCFS.” The headquarters of the combined company was moved to the former Cash America headquarters in Fort Worth, Texas.

Under the terms of the Merger Agreement, each former share of Cash America common stock issued and outstanding immediately prior to September 1, 2016 was converted to 0.84 shares of the Company’s common stock. As a result, the Company issued approximately 20,181,000 shares of its common stock to former holders of Cash America common stock. Immediately following the Merger, the Company’s stockholders owned approximately 58% of the common stock of the Company, and the former Cash America stockholders owned approximately 42%.

The Merger created the largest combined retail pawn store operator in Latin America and the U.S., with over 2,000 locations across four countries. This was a transformational transaction for the Company that significantly increased the Company’s revenues, earning assets and operating profits and saw the Company’s market capitalization increase to over $2 billion. The combined company provides significant scale and a unified platform for leadership in the pawn industry while keeping the strong local presence and established brands from both companies.

Annual Report

The Annual Report on Form 10-K, covering the Company’s fiscal year ended December 31, 2016, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s website can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (ir.firstcash.com). The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to R. Douglas Orr, Chief Financial Officer, at 1600 West 7th Street, Fort Worth, Texas 76102. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

PROPOSAL 1

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors will determine the number of directors, but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

The stockholders will elect three directors for the coming year for terms of three years.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed herein. Although the Board of Directors does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

During 2016, the Company increased the size of its board from four directors to a total of seven directors, of which five are independent. The current directors are as follows:

Name	Age	Principal Occupation	Independence Status*
Daniel R. Feehan	66	Chairman of the Board, FirstCash, Inc.	Employee
Rick L. Wessel	58	Vice-Chairman and CEO, FirstCash, Inc.	Employee
Daniel E. Berce	63	President and CEO, General Motors Financial Company, Inc.	Independent Director
Mikel D. Faulkner	67	Chairman of the Board, Global Energy Development PLC	Independent Director
James H. Graves	68	Managing Director and Partner, Erwin, Graves & Associates, LP	Independent Director
Jorge Montaño	71	Partner, Guerra Castellanos y Asociados	Independent Director
Randel G. Owen	58	President of Ambulatory Services, Envision Healthcare Corporation	Independent Director

*The Board of Directors has determined that, with the exception of Mr. Wessel and Mr. Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by the NYSE and the Securities and Exchange Commission (“SEC”) and for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Biographical information for the directors is as follows:

Daniel R. Feehan has served as a director of FirstCash since the Merger and previously served as a Cash America director since 1984. Mr. Feehan was Cash America’s executive chairman since November 1, 2015 until the completion of the Merger with Cash America. Prior to that, Mr. Feehan served as Cash America’s chief executive officer and president from February 2000 through May 2015 and as Cash America’s chief executive officer from May 2015 through October 2015 when he retired. Mr. Feehan served as Cash America’s president and chief operating officer from January 1990 until February 2000, except that he served as chairman and co-chief executive officer of one of Cash America’s subsidiaries from February 1998 to February 1999 before returning to the position of Cash America’s president and chief operating officer. Mr. Feehan became a Cash America director in 1984 and joined Cash America full-time in 1988, serving as its chief financial officer before becoming president and chief operating officer in 1990. Mr. Feehan currently serves as a director at AZZ Inc., a NYSE listed equipment manufacturing company, and Enova International, Inc., an online lending company that was spun off from Cash America in 2014 and is listed on the NYSE, where he has served since 2000 and 2011, respectively. Mr. Feehan previously served as a director at RadioShack Corporation from 2003 through 2015 and Calloway's Nurseries Inc., a multi-store garden center chain, from 1999 to 2016.

Rick L. Wessel has served as vice-chairman of the Board of Directors of the Company since September 2016, as chief executive officer since November 2006 and has been a director since November 1992. He previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

Daniel E. Berce has served as a director of FirstCash since the Merger and previously served as a Cash America director since 2006. Mr. Berce has been president and chief executive officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s chief executive officer from August 2005 to October 2010, president from April 2003 to October 2010 and vice chairman and chief financial officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Mr. Berce currently serves as a director at AZZ Inc., a NYSE listed equipment manufacturing company, and Arlington Asset Investment Corp., a NYSE listed investment company.

Mikel D. Faulkner was appointed to the Board of Directors in 2009. Since 2002, Mr. Faulkner has served as chairman of the board of directors of Global Energy Development PLC, a quoted company on the London Stock Exchange (AIM). He has also served as chief executive officer of HKN, Inc. (OTCQB: HKNI) since 1982 and president of HKN, Inc. since 2003. HKN, Inc., formerly Harken Energy Corporation, is an independent energy company.

James H. Graves has served as a director of FirstCash since the Merger and previously served as a Cash America director since 1996. Mr. Graves has served as managing director and partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as executive vice president of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, vice chairman of the board of directors and chief operating officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including chief operating officer, with J.C. Bradford & Company, a

Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc. where he has served since 1995, and he previously served as a director of Tristate Capital Holdings, Inc. from 2011 through July 2015. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company.

Ambassador Jorge Montaño has served as a director of FirstCash since June of 2016 and previously served as a director of the Company from June 2010 to July 2013. He is a native and resident of Mexico, where he has served in a variety of senior diplomatic positions and business consulting roles. Amb. Montaño currently serves as partner in a Mexico-based public relations and communications firm, Guerra Castellanos y Asociados. During his extensive diplomatic career, he most recently served as the Permanent Representative of Mexico to the United Nations from July 2013 until January 2016. Mr. Montaño was Ambassador to the United States from 1993 to 1995, and had a previous posting as Permanent Representative of Mexico to the United Nations from 1989 to 1992. Between 1982 and 1988, he was Senior Director of Multilateral Affairs in the Ministry of Foreign Affairs.  He previously served as Director General for United Nations Specialized Organizations from 1979, the year in which he joined the Foreign Service, until 1982. From 1996 to 2013, he was President of Asesoria y Analisis, a Mexico-based consulting and lobbying firm. In addition, he has served as a professor of International Organizations at the Instituto Tecnológico Autónoma de México from 1996 to 2013.

Randel G. Owen was appointed to the Board of Directors in 2009. Mr. Owen has served as the president of Ambulatory Services for Envision Healthcare Corporation (NYSE: EVHC) since December 2016, the effective date of the merger of Envision Healthcare Holdings, Inc. and AMSURG Corp. Prior to December 2016, Mr. Owen has served as the chief financial officer and executive vice president of Envision Healthcare Holdings, Inc. since May 2011 and the chief operating officer since September 2012. He served as chief financial officer since February 2005 and as executive vice president since December 2005 of EVHC and held other senior executive and financial positions with its predecessor companies since 2001.

There are no family relationships between any director or executive officers.

Director Terms

The seven directors are divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serve until the earlier of (i) his or her death, resignation, retirement, removal or disqualification, or (ii) until his or her successor is elected and qualified. The directors standing for election at this year’s annual meeting are Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen. Messrs. Rick L. Wessel and James H. Graves will next stand for election in 2018 and Mr. Daniel R. Feehan and Amb. Jorge Montaño will next stand for election in 2019.

Required Vote

Proxies will be voted for the election of Messrs. Berce, Falkner and Owen as directors of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the nominees as directors. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance and Board Matters” section.

Recommendation of the Board of Directors

Based on the respective nominees’ experience, the Nominating and Corporate Governance Committee of the Board and the entire Board of Directors unanimously recommends a vote “FOR” the election of Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen as directors of the Company.

CORPORATE GOVERNANCE, BOARD MATTERS AND DIRECTOR COMPENSATION

Corporate Governance Enhancements

During 2016, the Company initiated a number of significant enhancements to its corporate governance structure and policies which included the following:

•	Increased the number of total directors from four to seven

•	Increased the number of independent directors from three to five

•	Split the roles of chairman of the board and chief executive officer

•	Implemented robust stock ownership guidelines for directors

•	Introduced restricted stock grants as an element of director compensation to better align directors’ interests with stockholders

•
Engaged a new independent accounting firm for the audit of the Company’s December 31, 2016 financial statements which represented a rotation to a national independent accounting firm that has not previously audited the Company or Cash America

•	Adopted corporate governance guidelines

•	Revised and adopted a new Code of Ethics

•	Revised and adopted new charters for all of the Board Committees

•	Revised and adopted a new insider trading policy

•	Engaged an independent compensation consulting firm to reassess and advise the Compensation Committee and Board of Directors on the following matters in light of the Merger:

◦	Peer group composition for purposes of officer and director compensation benchmarking

◦	Review and modification of senior executive compensation plans and contractual severance provisions

◦	Review and modification of director compensation

•	Made significant modifications to the structure of the Company’s annual performance incentive plan and long term performance incentive plan which:

◦	Increase the weighting on the long-term equity compensation elements

◦	Reduce the amount and percentage of pay from short-term cash incentive awards

◦	Better align the long- and short-term performance goals under these plans

•	Adopted new employment agreements for our top three senior executives designed to reflect “best practices” in corporate governance and executive compensation. For the Company’s CEO, this included:

◦	The elimination of excise tax gross-ups

◦	A reduction in the maximum payout potential for annual incentive awards

◦	A double trigger for equity vesting in the event of a change in control

These enhancements are more fully described in the applicable sections below.

Board of Directors, Committees and Meetings

As of January 1, 2016, the Board of Directors was composed of Messrs. Rick L. Wessel, Mikel D. Faulkner, Gabriel Guerra Castellanos and Randel G. Owen. At the annual meeting on June 6, 2016, the stockholders elected Amb. Montaño as a new director to fill the seat previously held by Mr. Guerra, who did not stand for re-election. Amb. Montaño previously served on the Board of Directors of the Company from June 2010 to July 2013. Concurrent with the closing of the Merger on September 1, 2016, the size of the Board of Directors was increased from four directors to seven directors and Messrs. Feehan, Berce and Graves, three of the seven former directors of Cash America, were added to the Board of Directors.

The Board of Directors held eight meetings during the year ended December 31, 2016. All of the directors each attended, either telephonically or in person, at least 75% of the meetings of the Board of Directors during their respective terms, except Amb. Montaño did not attend one of the meetings held during his term as director during 2016 due to an illness. Members of the Board of Directors are encouraged to attend the Company’s annual meeting; however, attendance is not mandatory. Mr. Wessel attended last year’s Annual Meeting. In addition, the independent directors of the Company meet separately in executive sessions after regularly scheduled meetings of the Board of Directors and more frequently as deemed appropriate by the independent directors.

During 2016 through the date of the annual meeting on June 6, 2016, the Audit, Compensation and Nominating and Corporate Governance Committees each consisted of Mr. Faulkner, Mr. Guerra and Mr. Owen. From June 6, 2016 through September 1, 2016, the committees each consisted of Mr. Faulkner, Amb. Montaño and Mr. Owen. After the Merger, and as of today, the committees are composed as follows:

Independent Director	Audit	Compensation	Nominating and Corporate Governance
Daniel E. Berce	✓		✓
Mikel D. Faulkner		✓	✓
James H. Graves	✓	✓
Jorge Montaño			✓
Randel G. Owen	✓	✓

Meetings Held in 2016	7	4	2

All of the committee members each attended, either telephonically or in person, at least 75% of their respective meetings of the committees during their respective terms, except that Amb. Montaño did not attend the Nominating and Corporate Governance meeting held during the time he was a member due to an illness.

Mr. Feehan currently serves as non-executive Chairman of the Board of Directors of the Company as provided under the terms of the employment agreement he entered into with Cash America prior to the Merger. For a description of Mr. Feehan’s current employment agreement, see the discussion under “Directors’ Compensation.”

Board Committees

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit function. The Board of Directors has determined that Messrs. Berce, Graves and Owen are Audit Committee financial experts as defined by Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each member of the Audit Committee is independent under the listing standards of the NYSE. The Board of Directors has adopted a charter for the Audit Committee which is available to stockholders as described below.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval of the CEO’s compensation. The Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves grants and awards under the Company’s equity-based plans, incentive compensation plans and tax-qualified employee benefit plans, and approves severance and other termination payments to executive officers.

The Board of Directors has adopted a charter for the Compensation Committee which is available to stockholders as described below. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s process and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee which is available to stockholders as described below.

Each of the Company’s committee charters is publicly available and can be accessed on the Company’s website at www.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to FirstCash, Inc., Investor Relations, 1600 West 7th Street, Fort Worth, Texas 76102.

Directors’ Compensation

2016 Directors Compensation

For the year ended December 31, 2016, the independent directors received compensation for service as a director and attending the meetings of the Board of Directors and committee meetings. The legacy First Cash directors were paid in quarterly cash installments of $37,500 for each quarter of service. There were no stock awards or supplemental payments for committee chairs or meeting fees. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. The Company only compensates independent non-employee directors for their services as directors. The compensation paid to Mr. Wessel is described in the “Compensation Discussion and Analysis” section of this proxy statement. The following table presents information regarding the compensation paid to the non-employee members of the Company’s Board of Directors, and to Mr. Feehan, for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash $	Stock Awards $	All Other Compensation	Total $
Daniel E. Berce (1)	13,625	—	—	13,625
Mikel D. Faulkner	150,000	—	—	150,000
Daniel R. Feehan (2)	—	—	125,000	125,000
James H. Graves (1)	13,250	—	—	13,250
Gabriel Guerra Castellanos (3)	75,000	—	—	75,000
Jorge Montaño (4)	84,500	—	—	84,500
Randel G. Owen	150,000	—	—	150,000

(1)
Messrs. Berce and Graves became directors effective September 1, 2016. They were compensated for service for the fourth quarter of 2016 for the merged Company under the compensation formula previously used by Cash America. Effective January 1, 2017, their compensation has been conformed to the new compensation structure for all independent directors as outlined below.

(2)
Mr. Feehan, who served as the Executive Chairman of the Board of Cash America at the time of the Merger, currently serves as the Chairman of the Board of Directors of the Company following the Merger. Mr. Feehan also served as a non-executive employee of Cash America pursuant to an Employment Agreement dated April 3, 2015 (the “Feehan Employment Agreement”). In connection with the Merger, the Company assumed the Feehan Employment Agreement, and Mr. Feehan currently serves as a non-executive employee of the Company pursuant to the terms of the Feehan Employment Agreement. For a description of the Feehan Employment Agreement, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016. The Feehan Employment Agreement is filed as Exhibit 10.1 to Cash America’s Current Report on Form 8-K filed with the SEC on April 6, 2015. The compensation reported represents his salary from the period September 1, 2016 through December 31, 2016. In addition, the Company paid for certain standard employee benefit programs for Mr. Feehan, including participation in group health, welfare and retirement benefit plans.

(3)	Mr. Guerra served as a director until the annual meeting on June 6, 2016, when he did not stand for re-election. His compensation represents service for the first and second quarters of 2016.

(4)	Amb. Montaño became a director effective June 6, 2016. His compensation represents service for the period from June 6, 2016 to December 31, 2016.

2017 Directors Compensation

In conjunction with the merger, the Board of Directors engaged an independent consulting firm, Pay Governance, to benchmark the compensation of the independent directors against the compensation of directors in the Company’s 2017 peer group as discussed in the “Compensation Discussion and Analysis.” Pay Governance reviewed the structure of director compensation as it relates to total compensation and the mix or elements of compensation. Based on the input from Pay Governance and review of other benchmarking information, the Board determined that the compensation for independent directors beginning in 2017 would be structured as follows:

•	Annual cash compensation of $90,000, paid in quarterly installments of $22,500

•	Annual grants of restricted stock units valued at $90,000 vesting monthly over the annual service period

•
Supplemental annual cash payments of $20,000 to the Audit Committee chairman, $15,000 to the Compensation Committee chairman and $10,000 to the Nominating and Corporate Governance Committee chairman. All amounts are paid in quarterly installments.

The Board of Directors believes the mix of cash and equity compensation provides a balance between short-term cash compensation and longer term compensation tied to the Company’s stock price performance and serves to better match the interests of the Company’s independent directors with those of stockholders. Based upon benchmark data provided by Pay Governance, the Board also believes the total director compensation and the mix of compensation is within the competitive range of such compensation for the companies in the peer group.

Code of Ethics

During 2016, the Company revised and adopted a new Code of Ethics that applies to all of its directors, officers, and key employees. The Company intends to disclose future amendments to, or waivers from, provisions of its Code of Ethics on its website in accordance with applicable NYSE and the SEC requirements. The Code of Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. Copies of the Company’s Code of Ethics are also available, free of charge, by submitting a written request to FirstCash, Inc., Investor Relations, 1600 West 7th Street, Fort Worth, Texas 76102.

Stock Ownership Guidelines for Directors

In October 2016, the Company adopted a stock ownership guideline for non-employee directors. The guidelines call for stock ownership (including the value of non-vested RSU’s) having a value equal to five times each director’s annual cash retainer with a five-year grace period to fully comply with the new guideline once a director becomes subject to the new guideline.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

The Nominating and Corporate Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of the NYSE), and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the “withheld” votes.

Director Independence

The Board of Directors has determined that, with the exception of Mr. Wessel and Mr. Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by the NYSE and the SEC and for purposes of Section 162(m) of the Code. No director is deemed independent unless the Board of Directors affirmatively determines the director has no material relationship with the Company. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and the NYSE.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. With the assistance of an independent compensation consulting firm, the Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•
The Company structures its pay to consist of both fixed and variable compensation. The fixed portion of compensation (salary) is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics and are not encouraged to take unnecessary or excessive risks to achieve corporate objectives. The variable portions of compensation (incentive-based cash and equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on achieving a combination of earnings metrics and strategic directives, such as store addition targets. The metrics and directives are set annually by the Compensation Committee and approved by the Board of Directors. For long-term performance, the Company grants restricted stock awards with a multi-year vesting period tied to the achievement of long-term growth targets. The Company believes these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short- and long-term corporate results.

•
Because earnings targets, such as EBITDA, net income and earnings per share, are significant performance elements used for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost or profitability.

•
The Company caps cash payments for the goals under its annual incentive plan and caps the number of restricted stock units granted under its long-term incentive plan, which the Company believes also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, annual incentive payouts and stock grants are limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not result in annual incentive payouts or vesting of stock grants.

•
The Company’s incentive compensation programs have been structured primarily around the attainment of earnings and growth targets for many years and the Company has seen no evidence that this encourages unnecessary or excessive risk taking.

•
The Company believes the use of distinct long-term incentive plans, primarily restricted stock awards, with performance-based vesting over a number of years, provides a strong incentive for sustained operational and financial performance and aligns the interests of our named executive officers with those of our stockholders.

•
The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

Effective September 1, 2016 and in connection with the Merger, Mr. Feehan was appointed chairman of the board, while Mr. Wessel continued to serve in the role of CEO and is also the vice-chairman of the board. The Company does not have a lead independent director.

The Board of Directors recognizes that the leadership structure and combination or separation of the CEO and chairman roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Director Qualifications

At a minimum, candidates for election or appointment to the Board of Directors must have integrity, be committed to act in the best interest of all the Company’s stockholders and be able and willing to devote the required amount of time to the Company’s affairs, including attendance at meetings of the Board of Directors. In recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board and such other factors as it deems appropriate, including, among other things, the candidate’s judgment, skill, diversity, and experience with business and other organizations of comparable size. The Nominating and Corporate Governance Committee endeavors to evaluate, propose and approve candidates, including those recommended by stockholders, with business experience and personal skills in finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

Although there is no specific policy on considering diversity, the Board of Directors and the Nominating and Corporate Governance Committee take various diversity-related considerations into account in the selection criteria for new directors. The Nominating and Corporate Governance Committee seeks members from diverse professional backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. Some additional considerations may include national origin, gender, race, functional background and the diversity of perspectives that the candidate would bring to the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholder Communications with Directors

The Board of Directors has established a procedure for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors generally or with a specific director or the independent directors at any time by writing to the Company’s Corporate Secretary at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102. The Corporate Secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board of Directors. Communications will be sent as soon as practicable to the director, or group of directors, to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Management

The following tables set forth, as of April 17, 2017, the number and percentage of outstanding shares of Common Stock owned by: (a) each of the Company’s directors or director nominees; (b) the named executive officers as defined in Item 402 of Regulation S-K; and (c) all directors and executive officers, as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Beneficial Owner	Number of Shares Common Stock		Number of Shares Underlying Exercisable Options or RSUs Vesting Within 60 Days		Total Number of Shares Beneficially Owned	Percent (1)
Rick L. Wessel	937,200		—		937,200	1.94%
R. Douglas Orr	184,500		—		184,500	*
Daniel R. Feehan	133,283	(2)	—		133,283	*
James H. Graves	27,292		—		27,292	*
Raul R. Ramos	13,324		—		13,324	*
Daniel E. Berce	12,495		—		12,495	*
T. Brent Stuart	7,203		—		7,203	*
Sean D. Moore	2,737		10,000	(3)	12,737	*
Mikel D. Faulkner	—		—		—	—
Jorge Montaño	—		—		—	—
Randel G. Owen	—		—		—	—

Executive officers and directors as a group
(11 persons, including the nominees for director)	1,318,034		10,000		1,328,034	2.75%

(1)	Based on 48,302,192 shares of common stock issued and outstanding as of April 17, 2017.

(2)	Includes 47,568 shares held in an irrevocable trust of which Mr. Feehan is the sole trustee.

(3)	Includes a stock option to purchase 10,000 shares at a price of $40.00 per share to expire in December 2020.

*	Ownership percentage is less than 0.5%

Beneficial Owners Who Hold More than 5% of our Common Stock

The table below shows information for persons known to us to beneficially own more than 5% of the Company’s Common Stock based on their filings with the SEC through April 17, 2017:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (1)
BlackRock, Inc.	5,681,198	(2)	11.76%
55 East 52nd Street New York, NY 10055
The Vanguard Group	3,953,738	(3)	8.19%
100 Vanguard Boulevard Malvern, PA 19355

(1)	Based on 48,302,192 shares of common stock issued and outstanding as of April 17, 2017.

(2)
This information is based on a Schedule 13G/A filed with the SEC on January 12, 2017. BlackRock, Inc. reports that it has sole voting power over 5,569,209 shares of Common Stock and sole dispositive power over 5,681,198 shares of Common Stock beneficially owned.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 10, 2017. The Vanguard Group reports that it has sole dispositive power of 3,868,950 shares of Common Stock, shared dispositive power over 84,788 shares of Common Stock, sole voting power over 78,983 shares of Common Stock and shared voting power over 8,278 shares of Common Stock beneficially owned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the reports furnished pursuant to Section 16a-3(e) of the Exchange Act and representations made to the Company, all reports as required under Section 16(a) of the Exchange Act were filed on a timely basis during the year ending December 31, 2016, except that a Form 3 for each of Mr. Faulkner, Amb. Montaño and Mr. Owen was filed late, in February 2017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Messrs. Faulkner, Graves, Guerra, Montaño and Owen served as members of the Compensation Committee, were not and have never been employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

For the fiscal year ended December 31, 2016, the Company had a policy for the review of transactions in which the Company was a participant, and in which any of the Company’s directors or executive officers, or their immediate family members, had a direct or indirect material interest. Pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any director, executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s informal related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by NYSE.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and RSM US LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2016. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee met privately with RSM US LLP, and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from RSM US LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM US LLP its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by RSM US LLP was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

By the Audit Committee:
Daniel E. Berce
James H. Graves
Randel G. Owen

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected RSM US LLP (“RSM”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2017. The Board of Directors has endorsed this appointment.

RSM was first engaged in August 2016 as the Company’s principal accountant and audited the Company’s consolidated financial statements for the year end December 31, 2016 as a result of a competitive proposal process overseen by the Audit Committee involving multiple firms. Prior to August 2016, Hein & Associates LLP (“Hein”) served as the independent accountant to the Company and audited the Company’s consolidated financial statements for the year ended December 31, 2015 and the eleven years before that. There were no disagreements between the Company and Hein.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by RSM and Hein for the years ended December 31, 2016 and 2015, respectively, were as follows:

	2016		2015
	RSM	Hein	Hein
Services Provided:
Audit	$856,849	$40,100	$292,192
Audit related	148,000	27,015	—
Tax	—	—	—
All other	—	—	—
Total	$1,004,849	$67,115	$292,192

The audit fees for the years ended December 31, 2016 and 2015 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Section 404 of the Sarbanes Oxley Act of 2002, issuance of consents, and review of the Company’s SEC filings. The audit related fees for fiscal 2016 relate primarily to the Merger.

Audit Committee Pre-Approval Policies and Procedures

The 2016 and 2015 audit and audit related services provided by RSM and Hein were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of RSM as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of RSM to the stockholders for ratification. In the event the stockholders do not ratify the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2017, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the fiscal year, it is contemplated that the appointment for the year ending December 31, 2017 will be permitted to stand unless the Audit Committee and the Board of Directors finds other good reason for making a change.

Representatives of RSM are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the Audit Committee’s selection of RSM.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of RSM as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued under stockholder-approved plans as of December 31, 2016.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	133,000	$37.34 (1)	3,029,000 (2)

Equity compensation plans not approved by security holders	—	—	—
Total	133,000	$37.34	3,029,000

(1)	Includes the weighted average exercise price of outstanding options only as outstanding restricted stock awards do not have an exercise price.

(2)
Includes 977,000 shares for future issuance to current and future employees and directors generally, and 2,052,000 shares for future issuance to current and future employees and directors who were not employees of the Company at the date of the Merger, all of which may be issued pursuant to grants of full-value stock awards.

EXECUTIVE OFFICERS

The following table lists the named executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	58	Vice-Chairman and Chief Executive Officer (“CEO”)
T. Brent Stuart	47	President and Chief Operating Officer (“COO”)
R. Douglas Orr	56	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (“CFO”)
Raul R. Ramos	51	Senior Vice President, Latin American Operations
Sean D. Moore	40	Senior Vice President, Store Development and Facilities

Rick L. Wessel joined the Company in 1992 and has served as CEO since November 2006 and has been a director since November 1992 and the vice-chairman of the Board of Directors since September 2016. He previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s CFO from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

T. Brent Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer since November 2015, Cash America’s president and chief operating officer from May 2015 through October 2015 and served as Cash America’s executive vice president-chief operating officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the senior vice president-operations for Cash America’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a regional vice president from November 2008 to July 2010. Prior to joining Cash America, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of vice president with Fremont Investment and Loan from 2006 to 2008, senior vice president with Nationstar Mortgage from 2004 to 2006 and vice president with Novastar Financial, Inc. from 2002 to 2004. He also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as CFO, and since January 2005, Mr. Orr has also served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Raul R. Ramos joined the Company in 1992 to be in charge of the jewelry operations center. Mr. Ramos has served in a progression of operational management roles, including his current position of senior vice president, Latin American operations. In this role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Latin America and South Texas markets. Prior to his employment with the Company, he worked in the pawn and retail jewelry industries.

Sean D. Moore joined the Company in 2003 in the store operations division as an area supervisor. Mr. Moore was promoted to senior vice president, store development and facilities in May 2013. In this role, Mr. Moore directs all aspects of store development and facilities management including site selection, leasing, construction, maintenance and other store support functions. Prior to his employment with the Company, Mr. Moore served as an officer in the U.S. Marine Corps, where he achieved the rank of Captain and is a veteran of Operation Iraqi Freedom.

All officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following discussion provides an overview and analysis of the Company’s compensation program and policies, the material compensation decisions it has made under those programs and policies with respect to its top executive officers in relation to the Company’s performance results and the material factors that it considered in making those decisions. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals who are referred to as the “named executive officers” throughout this Proxy Statement:

•	Rick L. Wessel, CEO

•	T. Brent Stuart, COO

•	R. Douglas Orr, CFO

•	Raul R. Ramos, SVP Latin American Operations

•	Sean D. Moore, SVP Store Development and Facilities

The goal for the executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company’s growth and success in a dynamic and competitive market. The Company’s overriding compensation philosophy is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. The Company’s compensation program’s specific objectives include:

•	Linking pay to individual and Company performance, while not encouraging excessive risk-taking;

•	Balancing short- and long-term Company performance with a weighting towards long-term performance; and

•	Aligning executives’ interests with those of stockholders through long-term ownership of Company stock.

The Company continually reviews and improves its pay practices to ensure they reward and drive superior performance and align with stockholders’ interests. Based on a review of feedback obtained from management’s stockholder outreach efforts, as further described in the “Stockholder Outreach” section below, the Compensation Committee made several changes to the Company’s compensation programs and practices in 2016 to better align them with stockholder interests, including:

•	The adoption of stock ownership guidelines for executive officers and a compensation clawback policy

•	The elimination of automatic single-trigger acceleration for equity awards in the event of a change in control

•	Increased transparency in the proxy reporting of performance goals for annual incentive awards

•	Entered into a new employment agreement with the CEO, which included:

◦	Elimination of excise tax gross-ups

◦	A reduction in the maximum payout potential for annual incentive awards

◦	A double trigger for equity vesting in the event of a change in control

•	New employment agreements for the COO and CFO included similar best practice provisions as provided in the CEO’s agreement.

All of the above practices are described in greater detail below.

Additionally, with the completion of the Merger in 2016, the Company made several other important and substantive changes in its compensation programs and practices beginning in 2017, including:

•
Increasing the target percentage of pay from long-term performance-based incentive awards (LTIP) while reducing the target percentage of pay from the annual performance incentive plan awards (APIP) for the CEO, COO and CFO positions (see “At-Risk” Pay Mix charts below)

•	Modification of the annual performance incentive plan (APIP) for the CEO, COO and CFO as follows:

◦	The target award for the CEO was reduced from 225% to 150% of base salary and the maximum award was reduced from 350% to 300% of base salary

◦	The target awards for the COO and CFO positions were reduced from 165% to 125% of base salary and the maximum awards were reduced from 250% to 200% of base salary

◦	Maintained earning per share and EBITDA as the primary performance measures and added strategic measures for meeting integration milestones and cost synergies related to the Merger

•	Modification of the long-term incentive plan (LTIP) for the CEO, COO and CFO as follows:

◦	Added a three-year cumulative performance period to replace 2016’s series of one-year performance periods

◦	Eliminated the adjusted EBITDA measure from the LTIP, retaining the measure in the APIP

◦	Added as second discreet performance measure for the LTIP, total store additions, while eliminating it as a measure in the APIP

◦	Provided for a range of outcomes in the 2017 LTIP grants (i.e., a performance range between defined threshold and maximum performance parameters) versus the 2016 grant’s single point outcomes.

◦
Used adjusted net income and total store additions as the performance measures for the 2017 LTIP grant, recognizing that cumulative net income over a three-year period would likely be closely followed by stockholders and have an impact on long-term shareholder returns while growth in store locations would be a key driver of future growth and profitability.

In assessing its performance for internal and external reporting purposes, the Company looks at certain key performance measures which include:

•	Revenue growth, including constant currency results;

•	Net income and diluted earnings per share from continuing operations and related adjusted measures;

•	Adjusted EBITDA (Adjusted earnings before net interest expense, tax expense, depreciation expense and amortization expense);

•	Store count additions from both de-novo store openings and acquisitions; and

•	Total shareholder return.

The Company’s long-term strategy and business plans are focused on growing revenues and operating profits by adding retail pawn locations by acquiring existing pawn stores and opening new stores in strategic markets and increasing operating profits in its existing stores. During fiscal 2016, the Company achieved the following milestones:

▪
In the first quarter, the Company completed the acquisition of the 211 Maxi Prenda stores in Mexico, Guatemala and El Salvador. This was the Company’s largest ever Latin American acquisition and it expanded Latin American operations outside of Mexico for the first time.

▪	In the third quarter, the Company completed the Merger of equals with Cash America, which was the largest U.S. pawnshop operator with more than 800 stores in 20 U.S. states.

◦	With the Merger, the Company expanded its U.S. footprint from 14 states to a total of 26 states.

◦	In conjunction with the Merger, the Company entered into a new five-year, $400 million unsecured revolving bank credit facility.

▪	Increased the total store count 94% from 1,075 locations at January 1, 2016 to 2,085 locations at December 31, 2016.

▪	The Company initiated its first dividend in early 2016 and subsequently increased the annualized dividend 52% from $0.50 per year to $0.76 per year beginning in the fourth quarter.

▪	Increased total market capitalization of the Company at December 31, 2016 to approximately $2.3 billion, an increase of 116% compared to the prior year.

Operating Results

Revenue Growth:

The following table illustrates both as reported and constant currency total revenue (retail merchandise sales and pawn loan fees revenue) for each of the three years ended December 31, 2016 and on a pro forma basis for the year ended December 31, 2016. Constant currency results, which are considered non-GAAP measurements of financial performance, exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates (see Appendix A for further details). Pro forma results for the year ended December 31, 2016 reflect the results of the Company as if the Merger had occurred on January 1, 2016.

Revenue growth highlights for the fiscal year ended December 31, 2016:

•	GAAP total revenue for fiscal 2016 was $1.1 billion, an increase of 54% (64% on a constant currency basis) compared to the prior year.

•	U.S. segment revenues increased 99% in 2016, reflecting contributions from the Cash America operations in the last four months of the year as a result of the Merger.

•	Revenues for fiscal 2016 in Latin America increased 13% on a dollar-translated basis and increased 32% on a constant currency basis.

Store Growth:

The following tables illustrate store count and earning assets (pawn loans and inventories) as of December 31, 2016, 2015 and 2014:

Store and earning asset growth highlights for the fiscal year ended December 31, 2016:

•	A total of 1,038 stores were added in fiscal 2016:

◦	818 U.S. locations, primarily from the Merger with Cash America

◦	220 new and acquired pawn stores in Latin America

◦	The year-over-year store count has increased 30% in Latin America and 94% overall.

•	Net store additions have grown at a compound annual growth rate of 32% over the past three years and 25% over the past five years.

•	Combined pawn and consumer loans grew by 220% compared to the prior year while inventories increased by 254%. On a constant currency basis, they increased by 229% and 264%, respectively.

The significant increases noted in the store counts and the earning assets are critical for driving long-term growth of revenues and operating profits. Almost all of the Company’s customers access the Company’s products and services directly from neighborhood-based retail locations. Accordingly, store growth, from both acquisitions and new store openings, is critical for accessing new customers in new and expanding markets. The Company’s primary sources of revenue are from pawn services fees earned on active pawn loans and from retail sales of forfeited collateral or direct purchases of inventory items from customers. The growth in pawn loans and inventories, collectively the “Earning Assets” of the Company, drive the growth of revenues and operating profits.

Earnings Results:

The following tables illustrate net income, adjusted net income, EBITDA and adjusted EBITDA for each of the three years ended December 31, 2016. Adjusted net income, EBITDA and adjusted EBITDA are non-GAAP measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided in Appendix A.

Earnings growth highlights for the fiscal year ended December 31, 2016:

•
GAAP net income was essentially flat, declining approximately 1%, as earnings growth in Latin America and the U.S. was offset by the significant impact of foreign currency headwinds in 2016 and $35 million in Merger related costs and other adjustments.

•
Adjusted net income increased 25% based on incremental earnings in both the U.S. and Latin America. Adjusted net income excludes approximately $35 million in Merger related costs and other adjustments.

•	EBITDA for 2016 totaled $145 million, an increase of 20%, and adjusted EBITDA totaled $180 million, an increase of 36% over adjusted EBITDA for 2015.

•	GAAP diluted earnings per share declined approximately 20%, while adjusted earnings per share increased 8%.

◦	Adjusted net income excludes approximately $0.72 per share in merger related costs and other adjustments.

◦	Full year GAAP and adjusted earnings per share were reduced by approximately $0.28 per share due to the foreign currency fluctuation.

Total Shareholder Return:

•	Total shareholder returns for the five, three and one-year periods ended December 31, 2016 were as follows:

◦	Five year total shareholder return: 34%

◦	Three year total shareholder return: (24)%

◦	One year total shareholder return: 26%

•
The Company believes shareholder returns have been negatively impacted due to the significant decline in the translated value of the currency in Mexico over the measurement periods. The average value of the Mexican peso relative to the U.S. dollar has decreased by 50%, 46% and 18% over the most recent five, three and one-year fiscal annual periods, respectively, which was not controllable by Company management.

•
Decreases in non-core portions of the business have also had a significant negative impact on earnings as the Company made a strategic decision several years ago to significantly contract its non-core consumer lending business in light of regulatory challenges. Likewise, declines in the price of gold over the past several years have significantly reduced the volume of non-core scrap jewelry purchases from customers.

Impact of Performance on Executive Compensation

Overall, 2016 was a transformational year for the Company as we almost doubled the store footprint with the Merger and several additional acquisitions, expanded our operations to additional Latin American countries, exceeded all of our profitability targets and delivered total shareholder returns of 26%.

•
As highlighted herein, the Company exceeded its targeted growth in key performance measures related to adjusted earnings per share, adjusted EBITDA and store additions and the performance-related payouts under the compensation plans for the CEO and CFO directly reflected the strong performance results. The Company believes the compensation plan payouts in 2016 reflected a proper alignment between pay and performance. We discuss these outcomes in more detail below.

•
With the significant growth noted in 2016 including the impact of the Merger, the Company significantly increased its overall revenue base and market capitalization relative to its existing peer group. As a result, the Company engaged an independent compensation consulting firm to assist in developing a new peer group and to set appropriate compensation elements, targets and pay practices for its senior executive compensation plans based on benchmark data from the new peer group. This process is described in more detail below.

Key Features of the Executive Compensation Program

The Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights the Company’s current executive compensation practices—both the practices it believes will drive performance and mitigate risk (left column) and the practices it has not implemented or eliminated because it does not believe they would serve stockholders’ long-term interests (right column).

What The Executive Compensation Plan Does	What The Executive Compensation Plan Does Not Do:
Emphasizes an appropriate mix of cash and equity, annual and long-term compensation and fixed and variable pay. All annual and long-term incentive plans for the top three executives are 100% performance-based
Does not provide for annual cash incentive compensation payouts based on a single performance metric
Pays senior executives base salaries commensurate with their backgrounds, years of experience, special skill sets and competitive practice	Does not provide guaranteed salary increases for the top three senior executives
Provides annual cash incentive awards which are tied to Company performance based primarily on earnings metrics and secondarily upon attainment of quantifiable strategic objectives	Does not contemplate discretionary cash awards to the top three senior executives
Provides annual grants of long-term performance based equity awards based on attainment of long-term profitability and growth targets
Does not provide for automatic, time-based vesting of equity awards for the top three senior executives

Does not allow repricing of underwater stock options without stockholder approval

Has not and does not contemplate out of cycle incentive awards or equity grants to senior executives

Change in control provisions for the senior executive officers have "double trigger" severance and equity benefits in the event of involuntary termination following a change in control in exchange for a two year non-compete and non-solicitation agreement
Does not provide for excise tax gross up protection for executives upon a change in control
Caps the maximum annual incentive award and long-term performance award for each senior executive	Does not provide for automatic minimum payout awards for annual or long-term performance awards, all incentives must be earned by the top three executives based on performance criteria
Senior executives participate in the same 401k retirement plan as all other domestic employees and we provide modest perquisites that have a sound business rationale	Does not provide supplemental retirement plans, non-qualified deferred compensation plans or other excessive executive perquisites
Subjects all incentive-based compensation to a “clawback” policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to named executive officers under certain circumstances
Does not encourage unnecessary or excessive risk taking as a result of the Company’s compensation policies
Provides that named executive officers and directors are subject to robust stock ownership guidelines	Does not allow for hedging of Company stock

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval of the specific compensation of all of the named executive officers. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO and CFO, both of whom provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation packages.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

Benchmarking and Use of Consultant

Peer Group: The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies primarily in the specialty consumer finance industry or the retail industry. The peer companies are within a range of market cap and revenue size similar to the Company. In determining compensation for its named executive officers, each element of its compensation program is compared against the published compensation data of its peer group. The Compensation Committee, while mindful of this peer group data, has not established a specific range of compensation for any element of pay from the peer group, but rather uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation packages that are competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

For 2016, the Compensation Committee reviewed compensation data for the following group of peer companies (“2016 Peer Group”).
The 2016 Peer Group was established in 2015 and was based on revenues and market caps of the Company before the Merger. With the Merger, the Company more than doubled its annualized pro-forma revenues and increased its December 31, 2016 market cap by 116% as compared to December 31, 2015:

2016 Peer Group	Industry	Geographic Focus
Pawnshop Companies:
Cash America International, Inc.	Pawnshop operator	United States
EZCORP, Inc.	Pawnshop operator	United States, Canada, Mexico

Consumer Finance Companies:
Credit Acceptance Corporation	Specialty consumer finance	United States
Encore Capital Group, Inc.	Specialty consumer finance	Worldwide (including Latin America)
Green Dot Corporation	Specialty consumer finance	United States
PRA Group, Inc.	Specialty consumer finance	United States, Canada, Europe
World Acceptance Corporation	Specialty consumer finance	United States, Mexico

Retail Companies:
Aaron’s, Inc.	Specialty retail/rent-to-own	United States, Canada
Conn’s, Inc.	Specialty retail/consumer finance	United States
Five Below, Inc.	Specialty retail	United States
Pier 1 Imports, Inc.	Specialty retail	United States, Canada, Mexico, El Salvador
Rent-A-Center, Inc.	Specialty retail/rent-to-own	United States, Canada, Mexico, Puerto Rico

The Compensation Committee believes the lack of a significant number of public pawnshop competitors creates difficulty in constructing a direct peer group, which is also evident in peer groups some outside analysts have used to benchmark the Company’s named executive officer compensation. The Compensation Committee recognizes that the premier U.S. proxy advisory organizations, ISS and Glass Lewis, each determine their own peer groups based on their respective methodologies. The Compensation Committee believes the 2016 Peer

Group is more indicative of the underbanked, cash-constrained and value-conscious consumer the Company targets compared to the peer groups established by ISS and Glass Lewis for the following reasons:

•
Each of the U.S. proxy advisory organizations respective peer groups include companies from very different industries including investment banks and various retailers focused on the mainstream and more affluent consumer (as opposed to the underbanked, cash-constrained and value-conscious consumer);

•
The companies included in the U.S. proxy advisory organizations respective peer groups have also tended to be smaller, based on market capitalization, than the Company, causing the Company’s executive compensation to look high in comparison to the respective peer group.

In setting the compensation program for 2016, including the development of the 2016 Peer Group, the Compensation Committee did not retain the services of any outside consultants or advisors. Rather, the Compensation Committee relied on previous studies and current market data, which the Compensation Committee determined to be sufficient for the purposes of making comparisons necessary to evaluate the Company’s executives’ compensation for 2016.

Engagement of Independent Advisor

The Merger created the largest combined retail pawn store operator in Latin America and the U.S., with over 2,000 locations across four countries. The combined company provides significant scale and a unified platform for leadership in the pawn industry while keeping the strong local presence and established brands from both companies. The table below illustrates the significance of the Merger and the size of the post-Merger company ($ in thousands):

	December 31, 2016	December 31, 2015	Increase
Revenues	$1,088,000	$705,000	54%
Pro Forma revenues (1)	$1,772,000	$705,000	151%
Market capitalization	$2,280,000	$1,057,000	116%
Number of employees	16,200	8,600	88%

(1)
Includes revenues from Cash America for the full twelve month period ended December 31, 2016, giving effect to the Merger as if it had been consummated on January 1, 2016. Pro Forma revenues for the twelve months ended December 31, 2015 include revenues of First Cash only for comparative purposes.

During 2016 and in connection with the Merger, the Compensation Committee retained the services of Pay Governance, an independent advisor, to advise the Committee on its 2017 peer group (“2017 Peer Group”) and pay targets and structure of new employment contracts for Messrs. Wessel, Stuart and Orr. The Committee assessed Pay Governance's independence, as required under NYSE listing rules. Based on this review, we do not believe any conflict of interest exists with the work performed by Pay Governance and consider them to be independent.

Pay Governance worked with the Compensation Committee and management to develop the 2017 Peer Group discussed below, provided assistance in evaluating various new proposed pay packages for Messrs. Wessel, Stuart and Orr in the context of the Merger and made recommendations on revising the targets and maximums under the proposed 2017 annual cash and equity-based incentive plans and also provided recommendations on the performance metrics included in the 2017 incentive plans. These discussions resulted in annual and long-term incentive plans that were entirely performance-based and covering a variety of revenue, profitability and strategic goals and objectives for 2017.

Pay Governance reviewed the composition of the 2016 Peer Group based on the increased size and complexity of the Company as a result of the Merger. Based on this review, the Compensation Committee established the following group of peer companies for benchmarking compensation beginning in the fourth quarter of 2016 and all of 2017:

2017 Peer Group	Industry	Geographic Focus
Pawnshop Companies:
EZCORP, Inc.	Pawnshop operator	United States, Canada, Mexico

Consumer Finance Companies:
Encore Capital Group, Inc.	Specialty consumer finance	Worldwide (including Latin America)
H&R Block, Inc.	Specialized consumer services	United States, Canada, Australia
OneMain Holdings, Inc.	Specialty consumer finance	United States
PRA Group, Inc.	Specialty consumer finance	United States, Canada, Europe
Santander Consumer USA Holdings Inc.	Specialty consumer finance	United States
SLM Corporation	Specialty consumer finance	United States

Retail Companies:
Aaron’s, Inc.	Specialty retail/rent-to-own	United States, Canada
Cinemark Holdings, Inc.	Movies and entertainment	United States, Latin America
DSW Inc.	Specialty retail	United States
Five Below, Inc.	Specialty retail	United States
Outerwall Inc.	Specialty retail	United States, Canada, Puerto Rico, Ireland, United Kingdom
Rent-A-Center, Inc.	Specialty retail/rent-to-own	United States, Canada, Mexico, Puerto Rico
Sally Beauty Holdings Inc.	Specialty retail	North America, Latin America, Europe

The Committee believes the “2017 Peer Group” is more closely aligned with the size and complexity of the post-Merger organization and thus is a better reference group for the Compensation Committee to consider in benchmarking executive compensation. The table below, based on data compiled by Pay Governance, shows a comparison of FirstCash’s relative percentile rank on market cap and revenues compared to the “2017” and “2016” peer groups, using the pro-forma revenues presented above.

	2016 Peer Group Percentile	2017 Peer Group Percentile
Market Cap	90th	50th
Revenues	78th	36th

Role of the CEO in Executive Compensation Decisions: The Company’s CEO works closely with the Compensation Committee providing his assessment and recommendations on the competitiveness of the programs and the performance of the other executive officers, and makes recommendations for consideration pertaining to the compensation of the executive officers. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, participate in, provide input for or make recommendations about his own compensation.

Stockholder Outreach

At the Company’s 2016 Annual Meeting of Stockholders, the stockholders approved the compensation of the named executive officers with 94% of the votes cast in favor of the Company’s compensation programs. In connection with the special proxy in 2016 to approve the Merger, stockholders also approved the payments to senior executives (accelerated restricted stock vesting) as a result of the change in control related to the Merger. Given the strong and improved stockholder support for our compensation programs relative to the prior year, and the significant Merger activities in 2016, including outreach to significant stockholders regarding the Merger, the Company did not engage in a stockholder outreach program specifically related to executive compensation. Future advisory votes on executive compensation will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

In 2015, largely as a result of the 63% vote in favor of the named executive officers compensation programs at the Company’s 2015 Annual Meeting of Stockholders, management reached out to 27 of the Company’s largest stockholders, representing approximately 71% of the outstanding shares and to the major proxy advisory firms to engage, or attempt to engage, in discussions around executive compensation and corporate governance. From these conversations management made the following observations:

•	Stockholders generally wanted expanded disclosures around the performance targets and measurement metrics associated with the Company’s incentive compensation plans;

•	Stockholders were strongly opposed to single-trigger equity vesting in the context of a change in control and interested in enhanced clawback and stock ownership policies for executives;

•	Stockholders felt that it was important to have both long-term and short-term performance incentives; and

•
Stockholders were generally in agreement the assigned peer groups determined by the proxy advisory firms were not representative of the underbanked, cash-constrained and value-conscious consumer or specialty finance sector.

The Compensation Committee considered the results of the 2015 advisory vote on executive compensation as well as feedback obtained from management’s stockholder outreach, and made the following changes with respect to the Company’s executive compensation programs during 2016:

•	For equity awards granted in 2016 and going forward, eliminated automatic single-trigger acceleration in connection with a change in control;

•	Enhanced certain compensation policies and practices, including adoption of a compensation clawback policy and stock ownership guidelines;

•	Increased transparency in reporting of incentive compensation performance targets and achieved results; and

•	Expanded the Company’s peer group.

Elements of Compensation

The Company’s principal focus is on total direct compensation, which includes a smaller portion that is guaranteed and a larger portion that is at risk. To achieve these objectives, the types of compensation paid to the named executive officers currently consists of base salary, annual performance-based cash incentives, annual cash bonuses to executive officers other than the CEO, COO and CFO and long-term incentive compensation (primarily in the form of performance-based restricted stock awards).

“At-Risk” Pay Mix

A significant portion of the compensation for our named executive officers is in the form of at-risk variable compensation. We believe this appropriately aligns the interests of our named executive officers with those of our stockholders. For the CEO, COO and CFO, the only significant element of fixed compensation is their base salary. All other annual cash awards are awarded under an objective, performance-based incentive plan and all equity awards are variable under an objective, long-term incentive plan. The Company does not grant time vested awards to these individuals nor does it provide for the other supplemental retirement plans or other non-qualified plans. The mix of compensation elements at target award levels for the CEO used in 2016 and as modified for 2017 are as follows:

Base Salary

The Company offers what it believes to be competitive base salaries to its named executive officers. The base salary must be sufficient to attract and retain talented executives and provide a secure base of cash compensation. In addition, base salary levels for the Company’s executive officers are set at levels the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in the Company’s peer group, taking into consideration the executive officer’s position, tenure, responsibility and need for special expertise. Annual salary increases, typically determined in January of each year, are not assured for the three most senior executives and adjustments to base salaries take into account subjective factors such as the executive’s performance against job expectations, changes in the market and increased job responsibilities and experience.

For 2016, the CEO’s base salary was increased by 3% from $1,021,760 to $1,050,000. For the past five years, the compound annual growth rate in the CEO’s base salary was also 3%. The base salaries of the other named executive officers (other than Mr. Stuart, who joined the Company following the Merger), increased by approximately 3% in 2016 as compared to 2015.

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the named executive officers are intended to drive annual operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Plan - For 2016, the CEO and the CFO were granted opportunities to earn annual incentive compensation through the APIP, which is provided under the terms of the stockholder-approved Executive Performance Incentive Plan (the “Incentive Plan”). The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria. The APIP provides for the grant of awards that are intended to qualify as performance-based under Code Section 162(m).

To determine amounts earned under the APIP, the Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. The Company’s level of achievement of the performance goals set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the participating executive officer. The performance goals are approved by the Compensation Committee and designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The participants may earn annual cash incentives between 0% and a stated maximum percentage of their respective base salary (which for fiscal 2016 was set at 350% for the CEO and 250% for the CFO). The range of percentages for each participating executive officer are based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations and are reviewed annually by the Compensation Committee. The Incentive Plan provides the Compensation Committee with discretion, to the extent permitted under Code Section 162(m), to adjust incentive awards to reflect the impact of certain corporate transaction and other extraordinary or nonrecurring events. The Compensation Committee exercised its discretion to reduce the calculated individual incentive awards in 2014; however, in 2016 and 2015, the Compensation Committee did not exercise its discretion to adjust any individual awards.

The following table sets forth each participant’s threshold and maximum payout opportunities, as a percentage of their base salary, for each of the 2016 APIP performance measures:

	Diluted Adjusted Earnings Per Share from Continuing Operations		Adjusted EBITDA from Continuing Operations		Store Additions		Total
Participant	Threshold	Maximum	Threshold	Maximum	Threshold	Maximum	Threshold	Maximum
CEO	6%	125%	6%	125%	3%	100%	3%	350%
CFO	4%	75%	4%	75%	3%	100%	3%	250%

For fiscal 2016, the Compensation Committee established performance goals that include diluted adjusted earnings per share from continuing operations targets, adjusted EBITDA from continuing operations targets and store additions targets as the performance measures for the APIP (for a reconciliation of these non-GAAP financial measures, see Appendix A). The Committee believes the nature and mix of these targets provides an appropriate mix of short-term measures that are earnings and performance oriented and a strategic measure around store growth that is intended to drive the future growth of the Company. The earnings per share target represents the performance metric which we believe most impacts stockholder returns over a one-year period. The adjusted EBITDA target is also focused on the achievement of earnings metrics, but excludes the impact of share repurchases, financing activities and tax strategies, resulting in more accurate measure of core profitability. The Committee also believes an appropriate level of store additions is an important short-term strategic target necessary for the Company to achieve its long-term growth objectives because most of the Company’s revenues are derived from its neighborhood-based storefront locations, making sustainable revenue growth dependent upon the Company’s ability to add profitable store locations on a consistent annual basis.

The Compensation Committee established growth targets for adjusted earnings per share and adjusted EBITDA for the purpose of the 2016 APIP. In setting the targets, the Committee considered the expected impact of foreign currency translation and strategic initiatives to reduce the percentage of revenue and earnings from non-core consumer lending, also known as payday lending activities.

In 2015, approximately 52% of the Company’s total revenues were from operations in Latin American, primarily in Mexico where the functional currency is the Mexican peso. As a result, changes in the value of the Mexican peso against the U.S. dollar can significantly impact the Company’s U.S. dollar-reported revenues and earnings. The Company does not believe it is appropriate to hedge its foreign currency exposure as it has not and does not plan to repatriate foreign profits back to the U.S. Rather, the Company utilizes its foreign earnings and cash flows to fund the opening and acquisition of new stores in these foreign markets.
When the APIP performance targets were established at the beginning of 2016, the exchange rate was 18.5 Mexican pesos / U.S. dollar, which was 17% lower than the average exchange rate for 2015. As the Company noted in its January 2016 press release when it announced earnings guidance for 2016, the 2016 “guidance assumes approximately $0.35 to $0.40 of earnings per share drag, net of tax, as compared to the actual average rate of 15.8 in fiscal 2015.” (See Form 8-K dated January 28, 2016).
Additionally, the Company has been strategically divesting and closing consumer lending stores given the significant regulatory burdens that have negatively impacted the payday lending business for the past several years. As outlined in the Company’s January 2016 press release referenced above in the Form 8-K dated January 28, 2016, the 2016 earnings targets also included $0.08 to $0.12 per share of anticipated year-over-year earnings reduction due to continued regulatory and strategic contraction of its consumer lending business.

In setting the performance goals for 2016, the Committee considered the impacts of currency translation and the expected decline in the non-core consumer lending revenues on the 2016 APIP adjusted earnings per share and adjusted EBITDA targets as follows:

	Adjusted Earnings Per Share		Adjusted EBITDA
	Threshold	Maximum	Threshold	Maximum
2015 Actual	$2.42	$2.42	$132,201	$132,201

Stated 2016 APIP performance targets	$2.24	$2.43	$123,388	$131,755
Target growth rate 2016 vs 2015	(7)%	—%	(7)%	—%
Considered adjustments:
Estimated currency translation headwind (1)	$0.37	$0.37	$15,175	$15,175
Estimated strategic consumer lending contraction (1)	$0.10	$0.10	4,358	4,358
Adjusted 2016 APIP performance targets	$2.71	$2.90	$142,921	$151,288
Adjusted target growth rate 2016 vs 2015	12%	20%	8%	14%

(1)	Amount represents mid-point of range provided in the Company’s January 2016 press release referenced above in the Form 8-K dated January 28, 2016.

The Committee believes that after considering the adjustments as detailed herein, the adjusted growth rate targets represented a significant degree of rigor.

The following table sets forth the performance goals for each of the 2016 APIP performance measures, the actual performance achieved and the related percentage of each participant’s base salary earned:

	Performance Goals		2016 Actual	Percent of Base Salary Earned
Performance Measure	Threshold	Maximum	Performance	CEO	CFO
Adjusted diluted earnings per share from continuing operations	$2.24	$2.43	$2.44	125%	75%
Adjusted EBITDA from continuing operations ($ thousands)	$123,388	$131,755	$180,252	125%	75%
Store additions	191	230	1,038	100%	100%

The Compensation Committee believes the above payouts for 2016 accurately reflect the strong operating results, which met or exceeded all performance goals and significant store and asset growth the Company accomplished in 2016. The Compensation Committee noted that the Company did not repurchase shares in 2016 and accordingly the earnings per share was not improved as a result of stock repurchases. In addition, the Compensation Committee believes stockholders shared in the growth and strong performance with a 26% total shareholder return in 2016. As a result, the Committee believes the high levels of compensation delivered to the most senior executives reflects appropriate pay levels given the performance achievements during 2016.

The Compensation Committee believes the historical payout levels under the APIP demonstrate an appropriate level of rigor in setting the annual performance goals. The following table details each participant’s threshold and maximum payout opportunities and the actual percentage of each participant’s base salary earned for the performance measures established by the Compensation Committee over the past five years:

	2016		2015		2014	(1)	2013		2012
	CEO	CFO	CEO	CFO	CEO	CFO	CEO	CFO	CEO	CFO
Threshold	3%	3%	4%	3%	3%	3%	25%	25%	25%	25%
Maximum	350%	250%	350%	250%	350%	250%	350%	200%	350%	200%
Actual	350%	250%	100%	100%	179%	142%	50%	25%	350%	200%

(1)
Based on the Company’s overall financial performance in 2014, the Compensation Committee elected to apply a discretionary 20% reduction in the dollar value of the amounts awarded under the APIP in 2014. This adjustment reduced the APIP award from 223% of base salary to 179% for the CEO and from 178% of base salary to 142% for the CFO.

Annual Performance Plan Enhancements for 2017 - In conjunction with the Merger, the Compensation Committee engaged Pay Governance to develop and propose modifications to the annual performance incentive plan (APIP) for the CEO, COO and CFO. Based on the recommendations of Pay Governance and the work of the Committee, the following changes were approved for the 2017 APIP:

•	The target award for the CEO was reduced from 225% to 150% of base salary and the maximum award was reduced from 350% to 300% of base salary

•	The target awards for the COO and CFO positions were reduced from 165% to 125% of base salary and the maximum awards were reduced from 250% to 200% of base salary

•
Earning per share and EBITDA were designated to remain as the primary performance measures. The Committee added additional strategic objectively measured performance targets related to technology integration milestones and cost synergies related to the Merger

Cash Bonuses - The Company has rarely paid a discretionary bonus to the senior executives participating in the APIP and no discretionary cash bonuses were awarded to the CEO or CFO for 2014, 2015 or 2016. The Compensation Committee does not intend to make discretionary payments to the CEO, COO or CFO in the future. Annual cash bonuses may be paid to certain other executive officers and other officers to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. While the Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses, these bonuses are typically determined by evaluating financial and strategic targets such as revenues, operating profits and margins and stores additions among other things. These cash bonuses may reflect a material part of the named executive officers’ overall compensation, with payments commensurate with the executive’s position, responsibilities and individual and overall Company performance. Annual cash bonuses paid to other named executive officers are reviewed and approved by the Compensation Committee based on the CEO’s recommendation. Fiscal 2016 cash bonus awards to named executive officers consisted of $550,000 to Mr. Ramos and $425,000 to Mr. Moore.

Long-Term Incentive Compensation

The compensation objective of retaining the best people for the job leads the Company to make periodic equity awards to its executive officers. These awards provide incentive for the executive officers to stay with the Company over the long term and align the interests of the executive officers with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by executive officers.

Restricted Stock Awards - The Compensation Committee has established a Restricted Stock Incentive Plan (“RSIP”), which is a component of the Company’s 2011 Long-Term Incentive Plan, for certain named executive officers. Performance-based restricted stock awards granted in 2016 under the RSIP vest over four years, contingent upon the Company attaining defined measures of earnings growth for future reporting periods. The Compensation Committee certifies the attainment of performance goals annually upon completion of each fiscal year, and any earned shares are distributed to participants following the end of the applicable performance period. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control, which are described later under “Summary of Potential Payments Upon Termination or a Change in Control.” The RSIP provides for the grant of awards that are intended to qualify as performance-based under Code Section 162(m).

A total of 40,000 restricted stock awards were granted under the RSIP in fiscal 2016, of which the CEO was granted 30,000 shares and the CFO was granted 10,000 shares. The shares vest in four annual installments based on the attainment of an annual performance target. The defined performance measure for the four year vesting period was adjusted EBITDA from continuing operations. The Compensation Committee believes adjusted EBITDA is a proper metric to use for long-term performance evaluation because the adjusted EBITDA target is focused on the achievement of earnings, but excludes the impact of share repurchases, financing activities and tax strategies, and therefore, represents a more accurate measure of core profitability. The cumulative annual adjusted EBITDA growth targets over the 2015 base period were: 2.5% decline in 2016, 5% growth in 2017, 12.5% growth in 2018 and 20% growth in 2019. The expected decline in 2016 adjusted EBITDA as compared to 2015 was due primarily to the impact of foreign currency translation on reported results in Latin America and the impact of strategic reductions in consumer lending operations. These impacts on the 2016 target growth rate are more fully described above in the discussion of the APIP performance goals. The 2016 RSIP does not provide for partial vesting for any performance attainment below the targeted attainment metric nor does it provide for any additional shares to vest for performance above the target. The growth targets are cumulative in nature meaning that under-performance in a given year does not lower the target amounts for future vesting periods.

The Committee believes the historical payout levels under the RSIP demonstrate an appropriate level of rigor in setting the long-term performance goals. The following table details the number of award shares granted, vested and forfeited for all performance based share awards granted to current participating named executive officers (CEO and CFO) over the past five years. The Merger constituted a change in control for purposes of equity awards held by the CEO and CFO and they vested in certain restricted shares granted prior to 2016 as a result of the change in control. As noted below, the 2016 RSIP grant was the first grant with a double trigger in the event of a change in control, and shares associated with that grant did not vest in connection with the change in control resulting from the Merger:

Grant Year	Aggregate Granted to CEO and CFO	Measure	Vesting Due To Performance	Vesting Due To Merger		Total Forfeited	Remaining Unvested
2016	40,000	EBITDA	10,000	—	(1)	—	30,000
2015	40,000	EBITDA	—	30,000		10,000	—
2014	40,000	EBITDA	—	20,000		20,000	—
2013	40,000	EPS	10,000	10,000		20,000	—
2012	40,000	Net Income	20,000	—		20,000	—
Total	200,000		40,000	60,000		70,000	30,000
Percent of shares vested and forfeited based on attainment of performance measures			24%	35%		41%

(1)	The 2016 awards were the first awards to include a double-trigger change in control provision and, accordingly, the shares did not vest as a result of the Merger.

The date of grant for all equity awards granted to executives and employees is the date of Compensation Committee approval. The Company does not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. The Company believes all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

Restricted Stock Award Enhancements for 2017 - In conjunction with the Merger, the Compensation Committee engaged Pay Governance to develop and propose modifications to the long-term incentive plan (LPIP) under which the Company makes performance-based grants of restricted stock units to the CEO, COO and CFO. Based on the recommendations of Pay Governance and the work of the Compensation Committee, the following changes were approved for the 2017:

•	Added a three-year cumulative performance period to replace 2016 and prior years’ series of stacked one-year performance periods

•	Eliminated the adjusted EBITDA measure from the LTIP, retaining the measure in the APIP

•	Added as second discreet performance measure for the LTIP, total store additions, while eliminating it as a measure in the APIP

•
Provided for a range of outcomes in the 2017 LTIP grants (i.e., a performance range between defined threshold and maximum performance parameters) versus the 2016 and prior year grant’s single point outcomes.

•
Used adjusted net income and total store additions as the performance measures for the 2017 LTIP grant, recognizing that cumulative net income over a three-year period would likely be closely followed by stockholders and have an impact on long-term shareholder returns, while growth in store locations would be a key driver of future long-term growth and profitability.

The Committee also increased the target percentage of pay from long-term performance-based incentive awards (LTIP) while reducing the target percentage of pay from the annual performance incentive plan awards (APIP) for the CEO, COO and CFO positions.

Perquisites and Personal Benefits

Certain named executive officers received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel. Such perquisites include matching contributions to 401(k) accounts, health insurance, life insurance, disability insurance, automobile allowances, club memberships and certain opportunities to travel using the Company’s aircraft. The Company does not provide supplemental non-qualified retirement plans to any of its executives. The aggregate incremental cost to the Company during fiscal 2016 of such benefits is reflected in the Summary Compensation Table below.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

Executive Stock Ownership and Retention Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines pursuant to which all executive officers are expected to own shares of Company stock equal in value to a multiple of the executive officer’s base salary, as follows:

Participant	Target Multiple	Current Multiple as of April 17, 2017
Rick L. Wessel, CEO	5x Salary	42.3x Salary
T. Brent Stuart, COO	3x Salary	0.5x Salary
R. Douglas Orr, CFO	3x Salary	13.8x Salary
Raul R. Ramos, SVP Latin American Operations	1x Salary	1.6x Salary
Sean D. Moore, SVP Store Development and Facilities	1x Salary	0.4x Salary

Until an executive has satisfied the stock ownership guidelines, he or she is required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by an executive will be permitted only to the extent that the executive will continue to meet the guidelines immediately following such sale.

Clawback Policy

The Company’s Board of Directors has adopted an executive compensation recovery, or “clawback,” policy that applies to all executive officers in the event the Company is required to restate its financial statements. The Compensation Committee may seek recovery of any short- or long-term incentive payment or award granted to executive officers during the three years preceding such restatement where (1) the payment or award grant was calculated based on achievement of the misstated financial results; (2) the Board of Directors determines the executive engaged in intentional misconduct that materially contributed to the need for the restatement; and (3) a lower payment or award grant would have been made to the executive based upon the restated financial results.

In addition, if the Company is required, as a result of misconduct, to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse the Company for any bonus or other incentive-based compensation they received pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Post-Merger CEO Compensation Decisions

In connection with the Merger, which significantly increased the size and scope of FirstCash, the Board of Directors entered into a revised employment agreement with Mr. Wessel. The revised agreement contains provisions that are consistent with market “best practices” including the following notable provisions:

•	Reduced maximum payout potential for annual incentive awards (compared with his prior employment agreement)

•	No automatic increases or contractual obligation to maintain long-term incentive levels

•	Two-year non-competition and non-solicitation covenants

•	“Double-trigger” equity vesting in the event of a change in control

•	No excise tax gross-up

Additionally, for fiscal year 2017, the Compensation Committee approved the following changes to the CEO’s compensation structure at a total compensation level that is aligned with the median of the 2017 Peer Group:

•
Adopted a new annual incentive plan measured against a combination of adjusted EPS, adjusted EBITDA and strategic objectives related to the Merger integration. The CEO will have a target opportunity of 150% of base salary and a maximum opportunity of 300% of base salary (2x target). This new maximum opportunity is a reduction from 2016’s 225% of base salary target opportunity and 350% of base salary maximum opportunity.

•
Made performance-based restricted stock awards with 3-year cumulative store growth and adjusted net income goals. 100% of the CEO’s 2017 long-term incentive grant consisted of this performance-based equity award.

Tax and Accounting Considerations

The Company considers accounting and tax implications when designing its executive compensation and incentive programs. For example, the Compensation Committee has carefully considered the implications of Section 162(m) of the Code, and believes tax deductibility of compensation is an important consideration. Accordingly, the Compensation Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to named executive officers. The Compensation Committee also reserves flexibility, however, where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:
Randel G. Owen
Mikel D. Faulkner
James H. Graves

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the 2016 named executive officers for the fiscal years ended December 31, 2016, 2015 and 2014.

					Non-
					Equity
					Incentive
					Plan	All Other
Name and				Stock	Compen-	Compen-
Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	$	$	$ (1)	$ (2)	(3)	$
Rick L. Wessel,	2016	1,050,000	—	1,378,000	3,675,000	103,210	6,206,210
Vice-Chairman, Chief	2015	1,021,760	—	1,404,300	1,021,760	79,594	3,527,414
Executive Officer	2014	992,000	—	1,497,000	1,771,917	99,035	4,359,952

T. Brent Stuart,	2016	183,000	—	—	—	12,182	195,182
President, Chief Operating
Officer (4)

R. Douglas Orr,	2016	500,000	—	459,000	1,250,000	—	2,209,000
EVP, Chief Financial	2015	487,190	—	468,100	487,190	—	1,442,480
Officer, Secretary, Treasurer	2014	473,000	—	499,000	671,986	—	1,643,986

Raul R. Ramos,	2016	355,000	550,000	—	—	—	905,000
SVP Latin American	2015	345,000	425,000	—	—	—	770,000
Operations	2014	335,000	400,000	—	—	—	735,000

Sean D. Moore,	2016	330,000	425,000	—	—	—	755,000
SVP Store Development	2015	320,000	400,000	—	—	—	720,000
and Facilities	2014	310,000	375,000	—	—	—	685,000

(1)
Amounts represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock awards granted under the terms of the Company’s RSIP, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. Grant date fair values were determined by multiplying the number of shares granted times the average of the high and low market price of the Company’s Common Stock on the date of grant.

(2)
Amounts represent cash incentive awards earned under the terms of the Company’s APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria, as more fully described in the “Compensation Discussion and Analysis” above.

(3)
The Company provides the named executive officers with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual named executive officers for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s all other compensation for 2016 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $6,360, an automobile allowance of $4,085, reimbursement for dues at a country club in the amount of $19,810, Company-paid life insurance premiums in the amount of $34, Company-paid health insurance premiums in the amount of $5,379, allowance for tax preparation fees of $3,000, personal use of the corporate aircraft of $63,702 and Company-paid long-term disability insurance premiums in the amount of $840. The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.

Mr. Stuart’s all other compensation from September 1, 2016 through December 31, 2016 includes Company-paid life insurance premiums in the amount of $137, Company-paid long-term disability insurance premiums in the amount of $23, Company-paid medical expense reimbursement plan premiums in the amount of $5,324, Company-paid pharmacy plan premiums in the amount of $6,144 and Company-paid short-term and long-term disability insurance premiums in the amount of $554.

(4)
Mr. Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer. While employed with Cash America during the period from January 1 through August 31, 2016, Mr. Stuart earned a salary of $367,000, a performance-based short-term incentive award of $1,100,000 under the terms of Cash America’s short-term incentive plan (based on the achievement of certain financial objectives of Cash America through the date of the Merger) and primarily performance-based restricted stock awards granted under the terms of Cash America’s long-term incentive plan with an aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of $826,246 (based on the targeted attainment metrics of the performance-based awards). For a description of Cash America’s short- and long-term incentive plans, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016.

Grants of Plan-Based Awards for Fiscal Year 2016

The following table provides information regarding individual grants of plan-based awards to the named executive officers during 2016. Except as set forth below, there were no other grants of equity or non-equity awards to named executive officers during 2016.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Wessel	—	26,250	2,362,500	3,675,000	—	—	—	—	—	—	—
	Mar. 11, 2016	—	—	—	30,000	30,000	30,000	—	—	—	1,377,900

Stuart	—	—	—	—	—	—	—	—	—	—	—

Orr	—	12,500	825,000	1,250,000	—	—	—	—	—	—	—
	Mar. 11, 2016	—	—	—	10,000	10,000	10,000	—	—	—	459,300

Ramos	—	—	—	—	—	—	—	—	—	—	—

Moore	—	—	—	—	—	—	—	—	—	—	—

(1)
Amounts represent threshold, target and maximum potential payouts under the terms of the APIP, which is described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The actual payouts awarded under the terms of APIP were $3,675,000 and $1,250,000 to Messrs. Wessel and Orr, respectively, and such amounts are reflected in the “Summary Compensation Table” above.

(2)
Amounts represent the number of shares granted and which may be earned under the RSIP, which is described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. 25% of these awards may vest based on the Company’s achievement of performance criteria in each of fiscal 2016, 2017, 2018 and 2019. Based on the Company’s performance in 2016, the awards eligible for vesting in 2016 were earned.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of December 31, 2016. Each outstanding option and stock award is shown separately for each named executive officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Wessel	—	—		—	—	—	—	—	22,500	(3)	1,057,500
Stuart	—	—		—	—	—	—	—	—		—
Orr	—	—		—	—	—	—	—	7,500	(3)	352,500
Ramos	—	40,000	(1)		38.00	11/2021	—	—	—		—
Moore	10,000	40,000	(2)	—	40.00	12/2021	—	—	—		—

(1)	Option award granted in 2011. Vesting is time-based with 10,000 shares vesting on July 1, 2018, 2019, 2020 and 2021, respectively.

(2)	Option award granted in 2011. Vesting is time-based with 10,000 shares vesting on July 1, 2017, 2018, 2019 and 2020, respectively.

(3)
The 2016 restricted stock awards granted under the RSIP to current named executive officers consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2016, 2017, 2018 and 2019. The performance measure is defined as the percentage of adjusted EBITDA from continuing operations growth over the comparative base period.

(4)	The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2016, which was $47.00.

Option Exercises and Stock Vested In Fiscal 2016

The following table provides information for the named executive officers regarding (1) the aggregate stock options exercised during 2016, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting $ (2)
Wessel	—	—	52,500	2,617,000
Stuart	—	—	—	—
Orr	—	—	17,500	872,000
Ramos	—	—	600	24,000
Moore	—	—	600	24,000

(1)
Includes shares which vested as a result of the change in control associated with the Merger which included the following amounts: Mr. Wessel - 45,000 shares, Mr. Orr - 15,000 shares, Mr. Ramos - 300 shares and Mr. Moore - 300 shares. For Mr. Wessel and Mr. Orr, restricted stock awards granted in 2016 did not vest in conjunction with the Merger as these awards included a double-trigger provision in the event of a change in control. In addition, Mr. Wessel acquired 7,500 shares from the 2016 performance-based restricted stock grant related to attainment of the adjusted EBITDA performance goal for 2016, while Mr. Orr acquired 2,500 shares under that same plan and vesting criteria. Messrs. Ramos and Moore each acquired 300 time-vested shares in 2016.

(2)	Value realized represents the value as calculated based on the price of the Company’s common stock on the vesting date.

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. Except for a now-terminated supplemental executive retirement plan assumed from Cash America in which Mr. Stuart was participant, the only retirement plan available to the named executive officers was the Company’s qualified 401(k) savings plan, which is available to all employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Except for a nonqualified savings plan assumed from Cash America which was terminated in 2017 for which Mr. Stuart participated in, the Company does not have nonqualified defined contribution or other nonqualified deferred compensation plans for its employees or directors.

Employment Agreements and Change in Control Provisions

The Company and the Compensation Committee believe employment agreements are necessary in order to attract and retain key senior executives and, accordingly, the Company has entered into employment agreements with the current named executive officers. The Compensation Committee believes the employment agreements (and the change in control provisions included therein) entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement. The Compensation Committee engaged Pay Governance in 2016 as part of this review and benchmarking process as it related to service terms under new employment agreements for Messrs. Wessel, Stuart and Orr.

The Compensation Committee believes the change in control provisions are necessary in order to retain and maintain stability among the executive group and the terms of the change in control provisions are reasonable based on its review of the change in control provisions for similarly situated peer group companies. The change in control provisions in the employment agreements for the named executive officers provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to ensure compensation policies are established consistent with the Company’s strategic business objectives and provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual and long-term incentive compensation and stock ownership.

Summary of Employment Agreements

On August 26, 2016, the Company entered into new employment agreements with Messrs. Wessel and Orr, the Company’s CEO and CFO, respectively, which were approved by the Compensation Committee on August 25, 2016. The existing employment contracts for Mr. Ramos and Mr. Moore were not amended in 2016.

In addition, on August 26, 2016, the Company entered into an employment agreement with Mr. Stuart, who served as the president and chief executive officer of Cash America. As previously disclosed above, the Company and Cash America entered into the Merger. The employment agreement with Mr. Stuart, provided that Mr. Stuart will serve as president and chief operating officer of the Company effective as of the closing of the Merger.

The employment agreements with Messrs. Wessel and Orr became effective upon signing, and the employment agreement with Mr. Stuart became effective as of the closing of the Merger. The terms of the employment agreements run through December 31, 2021. The Compensation Committee believes the longer term of these contracts are appropriate given the transformational impact of the Merger and the desire for continuity in the senior management team over the next several years. Additionally, the maximum severance payouts under these contracts are capped at one year’s salary and average bonus for termination without cause or for good reason or two years of salary and average bonus for such termination following a change in control.

The employment agreements provide for annual base salaries, to be effective as of January 1, 2017, in the following amounts: $1,075,000 for Mr. Wessel, $700,000 for Mr. Stuart and $650,000 for Mr. Orr, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives will also be eligible to earn an annual incentive based on the satisfaction of performance criteria established by the Compensation Committee for each fiscal year during the term of the agreement, with a target incentive opportunity equal to not less than a specified percentage of the executive’s then current base salary (150% in the case of Mr. Wessel; 100% in the case of Messrs. Stuart and Orr). In addition, the executives will be eligible for grants of stock-based awards under the Company’s long-term equity compensation plan, and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s base salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three fiscal years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs, and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 24.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

In November 2011, Mr. Ramos entered into an employment agreement with the Company effective through December 31, 2021. In April 2013, the agreement was amended to extend the term through December 31, 2022. The agreement, as last amended in 2013, provides for: (i) a base salary of $325,000 for calendar year 2013, with annual increases in base salary of $10,000 through 2022; (ii) a target annual cash bonus of $375,000 for calendar year 2013, with annual increases in the target amount of $25,000 through 2022; and (iii) certain fringe benefits. Mr. Ramos has agreed not to compete with the Company for a period of three years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of three years following his termination. In the event of termination of Mr. Ramos’ employment by the Company without cause, or due to his death or disability, Mr. Ramos (or his estate, in the event of his death) is entitled to severance payments equal to the sum of his then current annual base salary for twelve months and his then current target bonus (prorated based on the date of termination). In addition, in the event of termination of Mr. Ramos’ employment by the Company without cause following a change in control of the Company, or in the event of a voluntary termination of employment by Mr. Ramos within one year of a change in control of the Company, the agreement provides for severance payments to Mr. Ramos equal to 100% of his then current annual base salary for 24 months.

In June 2011, Mr. Moore entered into an employment agreement with the Company effective through December 31, 2020. In April 2013, the agreement was amended to extend the term through December 31, 2022. The agreement, as last amended in 2013, provides for: (i) a base salary of $300,000 for calendar year 2013, with annual increases in base salary of $10,000 through 2022; (ii) a target annual cash bonus of $350,000 for calendar year 2013, with annual increases in the target amount of $25,000 through 2022; and (iii) certain fringe benefits. Mr. Moore has agreed not to compete with the Company for a period of five years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of five years following his termination. In the event of termination of Mr. Moore’s employment by the Company without cause, or due to his death or disability, Mr. Moore (or his estate, in the event of his death) is entitled to severance payments equal to the sum of his then current annual base salary for twelve months and his then current target bonus (prorated based on the date of termination). In addition, in the event of termination of Mr. Moore’s employment by the Company without cause following a change in control of the Company, or in the event of a voluntary termination of employment by Mr. Moore within one year of a change in control of the Company, the agreement provides for severance payments to Mr. Moore equal to 100% of his then current annual base salary for 24 months.

Summary of Potential Payments Upon Termination or a Change in Control

The employment agreements provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change in control of the Company. The following table summarizes the value of the severance payments and other benefits that each of the named executive officers would receive if employment was terminated on December 31, 2016 under the circumstances shown. The amounts shown in the table do not include accrued but unpaid salary, earned annual bonus for 2016, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under the Company’s 401(k) plan, and death or disability benefits under our generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason $	Termination without Cause or Resignation for Good Reason $	Retirement $	Death $	Long-Term Disability $	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control $
Wessel
Cash Severance	—	2,141,732	—	—	—	$4,283,465
Benefits Continuation	—	10,567	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	14,090
Value of unvested equity awards	—	—	—	—	—	1,057,500
Total	—	2,152,299	—	—	—	5,355,055

Stuart
Cash Severance	—	1,271,667	—	—	—	2,543,334
Benefits Continuation	—	9,196	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	12,262
Value of unvested equity awards	—	—	—	—	—	—
Total	—	1,280,863	—	—	—	2,555,596

Orr
Cash Severance	—	924,265	—	—	—	1,848,531
Benefits Continuation	—	10,567	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	14,090
Value of unvested equity awards	—	—	—	—	—	352,500
Total	—	934,832	—	—	—	2,215,121

Ramos
Cash Severance	—	730,000	—	$730,000	$730,000	710,000
Benefits Continuation	—	—	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	—
Value of unvested equity awards	—	—	—	—	—	360,000
Total	—	730,000	—	730,000	730,000	1,070,000

Moore
Cash Severance	—	755,000	—	755,000	755,000	660,000
Benefits Continuation	—	—	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	—
Value of unvested equity awards	—	—	—	—	—	350,000
Total	—	755,000	—	755,000	755,000	1,010,000

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement in accordance with SEC rules.

The Board of Directors has determined to hold an advisory vote on the compensation of named executive officers each year. At the 2016 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation and approximately 94% of the shares present and entitled to vote were cast to support the compensation of the Company’s named executive officers.

The Board is seeking the advisory vote of stockholders on the compensation of the named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the Company’s named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives, and closely aligns the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation, and cast a vote to approve the compensation of the Company’s named executive officers through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee or the Board of Directors will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the named executive officers for the 2016 fiscal year.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to indicate how frequently the Company should seek an advisory say-on-pay vote on the compensation of its named executive officers, such as Proposal 4 of this proxy statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory say-on-pay vote on named executive officer compensation once every one, two, or three years, or they may abstain from voting.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for the Company at this time, and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors.

Please mark on the Proxy Card your preference as to the frequency of holding stockholder advisory votes on executive compensation, as either every year, every two years, or every three years, or you may abstain from voting.

Effect of Frequency Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. The Board of Directors will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board of Directors may decide that it is in the best interest of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. A scheduling vote similar to this Proposal 4 will occur at least once every six years.

THE BOARD OF DIRECTORS HAS RECOMMENDED THE FREQUENCY OF EXECUTIVE COMPENSATION VOTES BE EVERY YEAR. THE FREQUENCY OPTION (WHETHER EVERY ONE, TWO OR THREE YEARS) RECEIVING THE HIGHEST NUMBER OF VOTES CAST BY STOCKHOLDERS WILL BE THE FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION SELECTED BY STOCKHOLDERS.

The Board of Directors recommends a vote for “1 YEAR” on this proposal.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

HOUSEHOLDING OF PROXY MATERIALS

The Company has adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095 if you are a stockholder of record. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please direct your written request to R. Douglas Orr, Chief Financial Officer, at 1600 West 7th Street, Fort Worth, Texas 76102, and the Company will promptly deliver a separate copy.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting no later than December 29, 2017 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s proxy statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event less than 75 days’ notice of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

/s/ R. Douglas Orr
Fort Worth, Texas	R. Douglas Orr
April 28, 2017	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FirstCash, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY
FIRSTCASH, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 8, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTCASH, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of FirstCash, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of FirstCash, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102 on Thursday, June 8, 2017 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the nominees listed below:

1.	Election of Directors		[ ]	[ ]	[ ]
Nominees:

01	Mr. Daniel E. Berce	02	Mr. Mikel D. Faulkner		03	Mr. Randel G. Owen

The Board of Directors recommends you vote FOR proposals 2 and 3							For	Against	Abstain
2.	Ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017.						[ ]	[ ]	[ ]

3.	Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.						[ ]	[ ]	[ ]

The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year	2 years	3 years	Abstain
4.	To recommend, by non-binding vote, the frequency of executive compensation					[ ]	[ ]	[ ]	[ ]
votes to be every one, two or three years.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

(Date)			(Signature)				(Signature if jointly held)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

APPENDIX A

Non-GAAP Financial Information

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business, including compensation, because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

The Company expects to incur additional expenses over the next two years in connection with its Merger and integration with Cash America. The Company has adjusted the applicable non-GAAP financial measures to exclude these items because it generally would not incur such costs and expenses as part of its continuing operations. The Merger related expenses are predominantly incremental costs directly associated with the Merger and integration of Cash America, including professional fees, legal expenses, severance and retention payments, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities.

Adjusted Net Income and Adjusted Net Income Per Share

Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (unaudited, in thousands, except per share data):

	Year Ended December 31,
	2016		2015		2014
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$60,127	$1.72	$60,710	$2.14	$85,166	$2.93
Adjustments, net of tax:
Merger related expenses
Transaction	14,399	0.41	—	—	—	—
Severance and retention	9,594	0.27	—	—	—	—
Other	1,726	0.05	—	—	—	—
Total Merger related expenses	25,719	0.73	—	—	—	—
Other acquisition expenses	304	0.01	1,989	0.07	679	0.02
Restructuring expenses related to U.S. consumer loan operations	—	—	5,784	0.21	—	—
Foreign tax benefit	—	—	—	—	(5,841)	(0.20)
Net gain on sale of common stock of Enova	(818)	(0.02)	—	—	—	—
Adjusted net income	$85,332	$2.44	$68,483	$2.42	$80,004	$2.75

A-1

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

The Company defines adjusted EBITDA as net income before income taxes, depreciation and amortization, interest expense, interest income and certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes adjusted EBITDA is commonly used by investors to assess a company’s financial performance. However, adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to adjusted EBITDA (unaudited, in thousands):

	Year Ended December 31,
	2016	2015	2014
Net income	$60,127	$60,710	$85,166
Income taxes	33,320	26,971	31,542
Depreciation and amortization (1)	31,865	17,446	17,476
Interest expense	20,320	16,887	13,527
Interest income	(751)	(1,566)	(682)
EBITDA	144,881	120,448	147,029
Adjustments:
Merger related expenses	36,220	—	—
Other acquisition expenses	450	2,875	998
Restructuring expenses related to U.S. consumer loan operations	—	8,878	—
Net gain on sale of common stock of Enova International, Inc.	(1,299)	—	—
Adjusted EBITDA	$180,252	$132,201	$148,027

(1)	For fiscal 2015, excludes $493 of depreciation and amortization, which is included in the restructuring expenses related to U.S. consumer loan operations.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this report are presented on a “constant currency” basis, which is considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes that constant currency results provides investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar.

A-2

The following tables provide exchange rates for the Mexican peso and Guatemalan quetzal for the current and prior year periods:

	2016		2015		2014
Mexican peso / U.S. dollar exchange rate:	Rate	% Change Over Prior Year Period	Rate	% Change Over Prior Year Period	Rate
Quarter Ended March 31:
End-of-period	17.4	(14)%	15.2	(16)%	13.1
Three months ended	18.0	(21)%	14.9	(13)%	13.2
Quarter Ended June 30:
End-of-period	18.5	(19)%	15.6	(20)%	13.0
Three months ended	18.1	(18)%	15.3	(18)%	13.0
Quarter Ended September 30:
End-of-period	19.5	(15)%	17.0	(26)%	13.5
Three months ended	18.7	(14)%	16.4	(25)%	13.1
Quarter Ended December 31:
End-of-period	20.7	(20)%	17.2	(17)%	14.7
Three months ended	19.8	(19)%	16.7	(21)%	13.8
Fiscal Year:
End-of-period	20.7	(20)%	17.2	(17)%	14.7
Twelve months ended	18.7	(18)%	15.8	(19)%	13.3

	2016		2015		2014
Guatemalan quetzal / U.S. dollar exchange rate:	Rate	% Change Over Prior Year Period	Rate	% Change Over Prior Year Period	Rate
Quarter Ended March 31:
End-of-period	7.7	(1)%	7.6	1%	7.7
Three months ended	7.7	(1)%	7.6	3%	7.8
Quarter Ended June 30:
End-of-period	7.6	—%	7.6	3%	7.8
Three months ended	7.7	—%	7.7	1%	7.8
Quarter Ended September 30:
End-of-period	7.5	3%	7.7	—%	7.7
Three months ended	7.6	1%	7.7	1%	7.8
Quarter Ended December 31:
End-of-period	7.5	1%	7.6	—%	7.6
Three months ended	7.5	1%	7.6	—%	7.6
Fiscal Year:
End-of-period	7.5	1%	7.6	—%	7.6
Twelve months ended	7.6	1%	7.7	—%	7.7

A-3